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                                                                                                                        Exhibit 99


                                                            TRW Inc. and Subsidiaries
                                                        Computation of Ratio of Earnings
                                                          to Fixed Charges - Unaudited

                                                         (In millions except ratio data)




                                                                                   Years Ended December 31
                                     Six Months Ended      ------------------------------------------------------------------------
                                       June 30, 2000           1999        1998             1997           1996            1995
                                   --------------------    ----------   ----------       ----------      ---------      -----------
Earnings from continuing
  operations before income
  taxes                                   $656.3(A)         $787.3(B)    $746.1           $239.7(C)       $302.2(D)       $625.5


Unconsolidated affiliates                   (2.1)            (37.1)         1.0             (8.0)            1.4             1.3


Minority earnings                           11.8              22.8         10.5             20.2            11.5            10.8


Fixed charges excluding
  capitalized interest                     300.6             552.1        174.3            123.9           129.0           137.2
                                           -----             -----        -----            -----           -----           -----

Earnings                                  $966.6          $1,325.1       $931.9           $375.8          $444.1          $774.8
                                          ------          --------       ------           ------          ------          ------



Fixed Charges:
Interest expense                          $262.5            $476.7       $114.4            $75.4           $84.2           $94.7

Capitalized interest                         1.9               4.7          4.7              4.5             3.5             5.1

Portion of rents representa-
  tive of interest factor                   38.2              75.3         59.9             48.5            43.2            41.4

Interest expense of uncon-
  solidated affiliates                       0.0               0.0          0.0              0.0             1.6             1.1
                                             ---               ---          ---              ---             ---             ---

Total fixed charges                       $302.6            $556.7       $179.0           $128.4          $132.5          $142.3
                                          ------            ------       ------            -----           -----          ------

Ratio of earnings to fixed
  charges                                    3.2x              2.4x         5.2x             2.9x            3.4x            5.4x
                                             ----              ----         ----             ----            ----            ----
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(A)   Earnings from continuing operations before income taxes for the six months ended June 30, 2000 of $656.3 million, includes an $11.7 million earnings charge, $6.2 million after the effect of minority interest, for purchased in-process research and development. See "Acquisitions" footnote in the
      Notes to Financial Statements.

(B) The 1999 earnings from continuing operations before income taxes of $787.3 million, includes an $85.3 million earnings charge for purchased in-process research and development. See "Acquisitions" note in the Notes to Financial Statements.

(C) The 1997 earnings from continuing operations before income taxes of $239.7 million includes a $548 million earnings charge for purchased in-process research and development. See "Acquisitions" note in the Notes to Financial Statements of the Company's 1997 Annual Report to Shareholders.

(D) The 1996 earnings from continuing operations before income taxes of $302.2 million includes a charge of $384.8 million as a result of actions taken in the automotive and space and defense businesses. See "Special Charges and Divestiture" note in the Notes to Financial Statements of the Company's 1996 Annual Report to Shareholders.